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                                                                      Exhibit 21

                       Horace Mann Educators Corporation
          Insurance Subsidiaries, Other Significant Subsidiaries and
           Their Respective States of Incorporation or Organization
                                March 31, 2001



Insurance Subsidiaries:

   Allegiance Life Insurance Company - Illinois

   Educators Life Insurance Company of America - Arizona

   Horace Mann Insurance Company - Illinois

   Horace Mann Life Insurance Company - Illinois

   Horace Mann Lloyds - Texas

   Horace Mann Property & Casualty Insurance Company - California (formerly
    Allegiance Insurance Company)

   Teachers Insurance Company - Illinois

Other Significant Subsidiaries:

   Horace Mann Educator Benefits Consulting Corporation - Illinois

   Horace Mann General Agency - Texas

   Horace Mann Investors, Inc. - Maryland

   Horace Mann Service Corporation - Illinois